Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the use of our report dated June 26, 2007, with respect to the statement of net assets available for benefits of the Bryn Mawr Bank Corporation 401(K) Plan (formerly the Thrift and Savings Plan) as of December 31, 2006, and the related statement of changes in net assets available for benefits for the year then ended, incorporated herein by reference.

June 26, 2007